Exhibit 99.1

BioSig Issues Shareholder Update to Highlight Recent Achievements and Ongoing Developments

●	To date, the Company's FDA 510(k)-cleared PURE EP™ System has been used in approximately 3,000 patient cases across the United States

●	The Company has built a robust pipeline of commercial sale prospects and expects multiple closings in first half of 2023

●	New supporting clinical data to be published

Westport, CT, Jan. 19, 2023 (GLOBE NEWSWIRE) - BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”) an advanced digital signal processing technology company delivering unprecedented accuracy and precision to intracardiac signal visualization with its proprietary PURE EP™ System, today issued an update to shareholders highlighting recent milestones and ongoing company developments.

Dear Shareholders:

January 2023 marks the one-year anniversary of redefining our product development and commercial strategies led by John Sieckhaus and Gray Fleming, respectively. During this time, we have built new sales and clinical teams, introduced new corporate and product branding, launched potentially game-changing software, secured numerous evaluations, established new research protocols, signed purchase agreements, and created a promising revenue pipeline. These are milestones never seen before at BioSig and we believe there are many more exciting ones ahead.

While we are proud of the commercial progress BioSig has made over the past twelve months, 2022 proved to be a challenging year for the economy, and especially for Life Sciences companies like ours. This was reflected in our valuation. History shows us that innovative companies and technologies can prevail following economic downturns. The sharp market declines in 2000-2002 and 2008-2009 were followed by economic recoveries where new leaders emerged.  We are confident that BioSig will be one of those emerging leaders based on the exciting commercial, technology and corporate activities underway in 2023.

At BioSig, we understand the importance of personalized patient care and the economic squeeze of making every clinical decision count. We believe that maintaining the integrity of intracardiac signals with precision and clarity—without driving up procedural costs—has never been more pertinent. Innovative technology will be critical for healthcare organizations in the year ahead and we believe BioSig’s technology is very attractive.

Recent Milestones

Despite the difficult operating environment, there were several positives that came out of the year for the Company, our customers, and our shareholders. Most recently, we successfully raised approximately $3.8 mm in private placements of common stock and warrants at what we believe were relatively attractive terms. We will continue to try to find shareholder friendly ways to fund the company as we work to grow revenue and expand our value proposition through the ongoing development of our technology. Below is a list of examples that we believe demonstrate BioSig’s unique position within the Medtech industry and the growing interest of our disruptive technology, the PURE EP™ System:

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On January 10, 2023, we announced that Bellin Health entered into an agreement to acquire a PURE EP™ System. Through a formal evaluation, Bellin reported that clear cardiac signals positively impacted procedural efficiency resulting in cost savings per procedure.

●	Over 3,000 procedures have been performed using the PURE EP™ System with more than 80 physicians at 21 hospitals across the United States.

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The PURE EP™ System was featured in an abstract presentation at the 15th Asia Pacific Heart Rhythm Society (APHRS) Scientific Session in Singapore. Results from the randomized study revealed the PURE EP™ System’s potential to promote shorter procedural times and higher cost savings during catheter ablation procedures.

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BioSig’s PURE EP™ System was highlighted in a peer-reviewed case report by the Journal of Atrial Fibrillation & Electrophysiology (JAFIB-EP). This clinical abstract detailed the value of PURE EP™ and its groundbreaking High Frequency Algorithm (HFA) during pulmonary vein isolation.

●	A Master Research Agreement was signed with the Cleveland Clinic to explore expanded applications for its digital signal processing technology.

●	A purchase agreement was signed with San Antonio Methodist Hospital.

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Launched PURE EP™ software Version 6 with ACCUVIZ™ Module highlighting the proprietary High Frequency Algorithm (HFA), a novel feature that identifies the key frequency components of cardiac data that can be difficult to identify within the traditional waveform presentation.

●	Cleveland Clinic, a leading Medical Center of Excellence, agreed to evaluate the PURE EP System, and a short time later requested a second system for evaluation.

●	A purchase agreement was signed with Kansas City Heart Rhythm Institute at Overland Park Regional Medical Center.

●	The PURE EP™ System was featured at numerous conferences including Kansas City Heart Rhythm Symposium 2022, the 17th Edition Venice Arrhythmias 2022 Congress, and EPLive 2022.

Final Thoughts

Although 2022 was a difficult, year, we have the fortitude and laser focus to build on the progress we have made and are energized for what the new year brings us. We will continue to advance our commercialization strategy and look to add more hospitals and centers of excellence to our portfolio of PURE EP™ adopters. We are fortunate to operate in a growing sector as the global EP market is expected to reach $16 billion by 2028, an estimated 11.2% compound annual growth rate. With the number of annual catheter ablation procedures expected to grow, we believe that our PURE EP™ technology is well-positioned to set a new standard in intracardiac visualization.

As physician advocates, we are dedicated to developing technology that provides greater clarity and opens doors to ingenious treatment solutions for the most challenging arrhythmias. Collaborating with equal parts respect and humility, we are advancing science and technology, furthering the field of electrophysiology, and helping to solve healthcare’s greatest challenges.

Thank you for your patience, confidence, and trust in BioSig.

Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

About BioSig Technologies

BioSig Technologies is an advanced digital signal processing technology company bringing never-before-seen insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), BioSig is committed to addressing healthcare’s biggest priorities — saving time, saving costs, and saving lives.

The Company’s first product, the PURE EP™ System, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform insight-based, highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

The PURE EP™ System is currently in a national commercial launch and an integral part of well-respected healthcare systems, such as Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute. In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as equivalent or superior to conventional systems for 93.6% of signal samples, with 75.2% earning a superior rating.

The global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market conditions and the Company’s intended use of proceeds, (ii) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (iii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iv) difficulties in obtaining financing on commercially reasonable terms; (v) changes in the size and nature of our competition; (vi) loss of one or more key executives or scientists; and (vii) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road, 1st Floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133